Exhibit 99.1

Qwest Communications International Inc. Announces Extension of Tender Offer

DENVER, Aug. 13, 2010 – Qwest Communications International Inc. (NYSE:Q) today announced it has extended the expiration date for its offer to purchase for cash any and all of its $1.265 billion outstanding 3.50 percent convertible senior notes due 2025 (the “Convertible Notes”) from Thursday, August 12, 2010 to Thursday, Aug. 26, 2010 (as so extended, the “Expiration Date”). Holders may validly tender Convertible Notes until 5 p.m. EDT on the Expiration Date unless the offer is further extended or earlier terminated. The offer is not subject to the receipt of any minimum amount of tenders. Approximately 7 percent of the outstanding principal amount of Convertible Notes had been validly tendered and not withdrawn as of 5 p.m. EDT on Thursday, Aug. 12, 2010.

Upon the terms and subject to the conditions set forth in the company’s Offer to Purchase, dated July 13, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), the company is offering to pay, in cash, for each $1,000.00 principal amount of Convertible Notes validly tendered (and not validly withdrawn) pursuant to the offer, $1,170.00, which was the price determined on Aug. 10, 2010, under the previously announced pricing mechanism and is the maximum purchase price payable pursuant to the offer.

Accrued interest to, but excluding, the settlement date also will be paid in cash on all Convertible Notes purchased in the offer.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, holders who validly tender (and do not validly withdraw) their Convertible Notes at or prior to 5 p.m. EDT on the Expiration Date, and whose Convertible Notes are accepted for purchase, will receive payment of the purchase price on the settlement date, which is now expected to be Aug. 27, 2010.

The complete terms and conditions of the offer are set forth in the Offer to Purchase and the Letter of Transmittal that were sent to holders of Convertible Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the offer, Global Bondholder Services Corporation, at (866) 540-1500 (US toll-free) or (212) 430-3774 (collect).

Goldman, Sachs & Co. is acting as the Dealer Manager for the offer. Questions regarding the offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) and (212) 902-5128 (collect).

This press release does not constitute an offer to purchase, or the solicitation of an offer to sell, securities. The offer may be made solely pursuant to the Offer to Purchase and the Letter of Transmittal. An issuer tender offer statement on Schedule TO, including the Offer to Purchase and the Letter of Transmittal, describing the offer was filed with the Securities and Exchange Commission. Holders are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the offer because it contains important information. The Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related offer materials will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov or from the Information Agent as described above.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions. In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and our respective stockholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact

Diane Reberger

303-992-1662

Diane.Reberger@qwest.com

Investor Contact

Nhung Van

303-896-7844

nhung.van@qwest.com